                                  EXHIBIT 99.1

Monday January 14, 8:51 am Eastern Time

FALCONSTOR EXTENDS LOCK-UP OF STOCK FOR MERGER

MELVILLE,  N.Y., Jan 14 - Storage networking  software maker FalconStor Software
Inc.  (NasdaqNM:FALC)  said on Monday it has extended the lock-up  period of its shares related to its reverse merger with Network  Peripherals  Inc. in order to provide an orderly release of shares into the open market.

FalconStor  said  substantially  all of the  holders of common  stock  issued to former  shareholders in connection with its reverse merger have agreed to extend the lock-up period for their shares to April 30, 2003, from August 22, 2002.

The shares  subject  to the  lock-up  include  about  22.2  million  held by its principal  stockholders:  FalconStor  Chairman and Chief Executive ReiJane Huai;
Irwin Lieber,  Barry Rubenstein and certain investment  partnerships  affiliated with them; and certain other large stockholders.

The lock-up agreement allows the board to release any and all of the shares from the lock-up  restrictions  at its  discretion,  FalconStor  said.  The board has decided to  immediately  release  about 10 percent of the shares of common stock subject to lock-up  agreements.  The release  does not apply to the 22.2 million held by the principal stockholders.

The principal  stockholders  have agreed,  in the event that the board  releases shares of common stock from the lock-up prior to April 2003,  that none of their shares will be released from the lock-up until all other  stockholders have been given the opportunity to have all their shares freed up for sale.